Exhibit 10.3

Branch Banking & Trust Co.

May 28, 2019

Christopher L. Henson

Winston-Salem, NC 27101

Dear Chris,

As you know, BB&T Corporation (“BB&T”) and SunTrust Banks, Inc. (“SunTrust”) have announced that they will merge as provided in the Agreement and Plan of Merger, dated as of February 7, 2019 (the “Merger”). You are a valued executive, and we hope that you will play a key role in the integration and ongoing leadership of BB&T and SunTrust (the “Combined Company”). Because retaining your services is an essential consideration for us, we are providing you with the opportunity to earn the cash award described in this letter (this “Letter”). This Letter also confirms our discussions regarding your ongoing position with the Combined Company as of the closing of the Merger.

Your Position Following the Merger. Effective as of the closing of the Merger, notwithstanding anything to the contrary in the 2008 Amended and Restated Employment Agreement between you, BB&T and Branch Banking and Trust Company, as amended (the “Employment Agreement”), you will be a member of the executive management team of the Combined Company, serving as the Head of Banking and Insurance. In this position, you will report directly to the Chief Executive Officer and your principal work location will be Charlotte, North Carolina. As set forth in Item 1 of the First Amendment (the “First Amendment”) to the Employment Agreement, dated as of the date hereof, you agree that you will not terminate your employment for a Good Reason Termination (as defined in the Employment Agreement) pursuant to the Duties Trigger (as defined in the First Amendment) as a result of the change in your position (and associated duties) as set forth in this Letter, other than during a Window Period (as defined in the First Amendment). Consistent with BB&T’s practice today, the other terms and conditions of your employment, including your eligibility for incentive awards, will be subject to the terms of the applicable plans or programs as in effect from time to time.

Synergy Incentive Award. Pursuant to the terms of this Letter, you are awarded a cash retention incentive award in the aggregate amount of $4,162,500 (the “Synergy Incentive”).

Vesting and Payment. The Synergy Incentive will vest in two installments, with $1,387,500 vesting on the earlier of (i) the date on which the conversion of the bank systems of the banking operations of BB&T and SunTrust is determined to be successfully completed (as determined by the Chief Executive Officer of the Combined Company in consultation with the Compensation Committee of the Board of Directors of the Combined Company, subject only to the requirement that a single and uniform determination will be applicable to all Synergy Incentive arrangements) and (ii) August 1, 2021 (the

“First Vesting Date”), and $2,775,000 vesting on January 15, 2022 (the “Second Vesting Date,” and each, a “Vesting Date”), subject to your continued employment with the Combined Company (or its affiliates) in good standing on the applicable Vesting Date (and provided that you have not delivered notice of termination for any reason to the Combined Company prior to the applicable Vesting Date). If, prior to a Vesting Date, your employment terminates for any reason (other than as provided below), you will not be entitled to any then-unvested portion of the Synergy Incentive and it will be forfeited; provided that, if, prior to the First Vesting Date, your employment is terminated by the Combined Company Without Just Cause or by you due to a Good Reason Termination (other than pursuant to the Duties Trigger as a result of the change in your position as set forth herein) (each as defined in the Employment Agreement), the first installment of your Synergy Incentive will vest as of your date of termination, and the second installment will be forfeited. The vested portion of the Synergy Incentive will be paid to you in a lump sum within fifteen (15) business days of the applicable Vesting Date or your date of termination if vesting of the first installment occurs due to a termination of employment.

Effectiveness. This Letter will become effective on the closing of the Merger. If your employment terminates for any reason before the closing of the Merger or the Merger is abandoned and does not occur, this Letter will automatically terminate and be of no further force or effect and neither of us will have any obligations under it.

Miscellaneous.

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The Synergy Incentive is neither intended nor should be construed as being an addition to base salary or included in calculations of salary increases, annual or other incentive payment opportunities or awards or severance or termination pay.

•

Nothing herein shall confer upon you any additional right to remain in the employ or service of BB&T or the Combined Company, and nothing herein shall further restrict the ability of the BB&T or the Combined Company from terminating your service.

•

Neither you, nor any person claiming under you, shall have the power to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or at any time, until the same shall have been actually distributed free and clear of the terms of this Letter.

•	The Combined Company is authorized to withhold from the Synergy Incentive, all amounts of withholding and other taxes due in connection with the payment of the Synergy Incentive.

•

This Letter is intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall at all times be administered and interpreted in accordance with such intent. Any payments that qualify for the “short-term deferral” exception shall be paid no later than March 15 of the calendar year following the year in which vesting occurs. Each payment under this letter shall be treated as a separate payment for purposes of Section 409A of the Code. You shall have no binding right to distributions made to you in error or any right to designate the time of payment of any portion of the Synergy Incentive.

•	This Letter shall be governed by the laws of the State of North Carolina, without giving effect to conflicts of law principles.

•

This Letter shall inure to the benefit of you and your heirs and beneficiaries. This Letter shall be binding on and inure to the benefit of BB&T and the Combined Company and their respective successors and assigns, whether by merger, sale of assets or otherwise.

•

This Letter represents the complete understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous discussions and agreements between any parties with respect to such subject matter. This Letter can be amended on by a writing executed by both parties.

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We appreciate your efforts leading up to the Merger and look forward to your continued contribution. Please sign this Letter and return it to Suzanne Hinchliffe.

Sincerely,

/s/ Kelly S. King
Name:	Kelly S. King
Title:	Chairman and Chief Executive Officer

I agree with and accept the terms and conditions of this Letter:

/s/ Christopher L. Henson
Name: Christopher L. Henson
Date: May 28, 2019